UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): January 17, 2023

NINE ENERGY SERVICE, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-38347	80-0759121
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2001 Kirby Drive, Suite 200 Houston, Texas	77019
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (281) 730-5100

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01 per share	NINE	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry into a Material Definitive Agreement.

On January 17, 2023, Nine Energy Service, Inc. (the “Company”) and certain of its subsidiaries entered into the First Amendment to Credit Agreement (the “ABL Facility Amendment”) with JPMorgan Chase Bank, N.A., as administrative agent (the “Administrative Agent”), and the lender parties thereto (the “Lenders”), which amends certain terms of the Credit Agreement, dated as of October 25, 2018, which governs the Company’s asset-based revolving credit facility (the “ABL Facility” and, as amended by the ABL Facility Amendment, the “Amended ABL Facility”). The ABL Facility Amendment will become effective on the date on which conditions contained therein are satisfied (the “Effective Date”), including the consummation of the Company’s underwritten public offering of 300,000 units (the “Units”), each of which consists of $1,000 principal amount of senior secured notes (the “Notes”) and five shares of the Company’s common stock.

Pursuant to the ABL Facility Amendment, the maturity date of the ABL Facility will be extended from October 25, 2023 to the fourth anniversary of the Effective Date. In addition, the ABL Facility Amendment, among other changes, will revise the terms of the ABL Facility as follows: (a) provide for the ability for the Company to incur the Notes, (b) decrease the size of the ABL Facility from $200.0 million to $150.0 million, subject to the borrowing base, (c) change the interest rate benchmark from LIBOR to Term SOFR with a 10 basis point spread adjustment and increase pricing from the existing range of 1.75% to 2.25% to a range of 2.00% to 2.50%, in each case depending on the Company’s leverage ratio, (d) modify the financial covenant, enhanced reporting and cash dominion triggers in the ABL Facility from the existing minimum availability threshold of the greater of $18.75 million and 12.5% of the loan limit to a minimum availability threshold of (i) $12.5 million from the Effective Date until May 31, 2023 and (ii) the greater of $17.5 million and 12.5% of the loan limit thereafter, (e) implement an anti-cash hoarding mechanic set at a level of $17.5 million to be tested as a condition to each borrowing, (f) decrease the Canadian tranche sub-limit from $25.0 million to $5.0 million, (g) decrease the letter of credit sub-limit from $50.0 million to $10.0 million, (h) increase the intercompany debt capacity for loans to foreign subsidiaries from an existing total of up to $10.0 million to a total of up to $25.0 million and (i) make satisfaction of the Payment Conditions (as defined in the ABL Facility Amendment) a condition to the mandatory excess cash flow offer mechanic contemplated by the Notes in addition to a condition to voluntary payments of Notes debt. Under the Amended ABL Facility, the Payment Conditions in summary are (A) no default or event of default on a pro forma basis and (B) immediately after and at all times and at all times during the 30 days prior, on a pro forma basis, (1) (x) availability under the Amended ABL Facility shall not be less than the greater of 15% of the loan limit and $22.5 million and (y) the fixed charge coverage ratio shall be at least 1.00 to 1.00 or (2) availability under the Amended ABL Facility shall not be less than the greater of 20% of the loan limit and $30.0 million.

The foregoing description of the ABL Facility Amendment is not complete and is qualified in its entirety by reference to the ABL Facility Amendment, a copy of which is filed herewith as Exhibit 10.1 and is incorporated herein by reference.

Certain of the lenders party to the ABL Facility Amendment and/or their affiliates have engaged, and may in the future engage, in investment banking, commercial banking and other financial advisory and commercial dealings with the Company and its affiliates in the ordinary course of business. In particular, J.P. Morgan Securities LLC, an affiliate of JPMorgan Chase Bank, N.A., is a joint-book running manager of the Units offering.

The foregoing contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are those that do not state historical facts and are, therefore, inherently subject to risks and uncertainties. Forward-looking statements also include statements that refer to or are based on uncertain events or assumptions. The forward-looking statements included herein, such as those regarding the Company’s Units offering and the effectiveness of the ABL Facility Amendment, are based on current expectations and entail various risks and uncertainties, many of which are beyond the Company’s control, including those relating to industry and market conditions, that could cause actual results to differ materially from those forward-looking statements. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date hereof, and, except as required by law, the Company undertakes no obligation to update those statements or to publicly announce the results of any revisions to any of those statements to reflect future events or developments.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

10.1	First Amendment to Credit Agreement, dated as of January 17, 2023, among Nine Energy Service, Inc., Nine Energy Canada Inc., the guarantors party thereto, the lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent.

104	Cover Page Interactive Data File. The cover page XBRL tags are embedded within the inline XBRL document (contained in Exhibit 101).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: January 18, 2023	NINE ENERGY SERVICE, INC.

	By:	/s/ Theodore R. Moore
Theodore R. Moore
Senior Vice President and General Counsel